EXHIBIT 10.2

March 24, 2023

Letter Agreement

Reference is made to the Loan and Security Agreement dated as of August 12, 2021 by and between Silicon Valley Bank, now known as Silicon Valley Bridge Bank, N.A. (“Bank”) and SI-BONE, Inc., a Delaware corporation (“Borrower”) (as amended modified, supplemented and/or restated from time to time, including, without limitation, pursuant to that certain First Amendment to Loan and Security Agreement dated January 6, 2023, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.

1.Bank hereby waives any Event of Default under the Loan Agreement by virtue of Borrower’s failure to comply with Sections 5.4(c), 5.9(a), and 5.9(c)of the Loan Agreement (the “Depository Covenants”) prior to the date hereof. Bank’s waiver of Borrower’s compliance with the Depository Covenants shall apply only to the foregoing specific period. Except as explicitly set forth herein, Borrower shall continue to comply with requirements set forth in the Loan Agreement pertaining to accounts of Borrower maintained outside of Bank including, without limitation, those requirements pertaining to (i) notifications to Bank of the establishment of any account with a financial institution other than Bank or (ii) delivery of a fully-executed account control agreement with respect to each such account.

2.Notwithstanding any terms in the Loan Agreement or the other Loan Documents to the contrary, Bank hereby agrees that Borrower shall have (a) for any accounts opened by Borrower with a financial institution other than Bank prior to the date of this letter agreement, 45 days from the date of this letter agreement to deliver fully-executed account control agreements with respect to such accounts, and (b) for any accounts opened by Borrower with a financial institution other than Bank on or after the date of this letter agreement, 10 days from the date that the applicable account is opened to deliver a fully executed account control agreement with respect to such account.

3.Notwithstanding Section 5.4(c) of the Loan Agreement, or anything to the contrary therein, if, and only if, no amounts are outstanding under the Revolving Line, Borrower shall not be required to direct Account Debtors to or deliver proceeds of Accounts to the Cash Collateral Account, nor is Borrower required to sweep Account proceeds from third party accounts maintained in compliance with this letter agreement, to the Cash Collateral Account (or accounts with Bank or Bank’s Affiliates), subject to Borrower’s compliance with Section 5.9 of the Loan Agreement, as amended by this letter agreement.

4.At all times when any amounts are outstanding under the Revolving Line, Borrower shall maintain no more than Ten Million Dollars ($10,000,000) in aggregate in accounts with financial institutions in the United States other than the Bank or Bank’s Affiliates.

5.Notwithstanding the terms of the Depository Covenants in the Loan Agreement to the contrary, solely with respect to accounts of Borrower, Bank hereby agrees that Borrower shall only be required to maintain its primary operating accounts, depository accounts and excess cash with Bank or Bank’s Affiliates, which shall represent at least 50.0% of the Dollar value of all of Borrower’s accounts at all financial institutions.

6.Except for the limited purpose expressly set forth herein, this letter agreement shall in no way limit, amend or waive any other provision of the Loan Agreement or any of the Loan Documents, or any of Bank’s rights stated therein. This letter agreement shall be deemed to be a Loan Document.

7.In consideration for Bank’s agreements hereunder, Borrower hereby forever relieves, releases, and discharges Bank, its predecessors in interest, and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this letter agreement. Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Borrower expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 of the California Civil Code and of any other state or federal statute or common law principle limiting the scope of a general release.

8.This letter agreement shall be effective as of the date first written above.

Sincerely,

SILICON VALLEY BRIDGE BANK, N.A.

By /s/ Mark Davis
Name: Mark Davis
Title: Senior Vice President

Acknowledged and agreed:

SI-BONE, INC.

By /s/ Anshul Maheshwari
Name: Anshul Maheshwari
Title: CFO